AMENDED AND RESTATED TERM NOTE

$689,671.00                                                                                                    Denver, Colorado

December 13, 2010

            FOR VALUE RECEIVED, each of the undersigned GOOD TIMES RESTAURANTS INC. and GOOD TIMES DRIVE THRU INC. (together, "Borrower") jointly and severally promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") at its office at Denver, Colorado, or at such other place as the holder hereof may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Six Hundred Eighty-Nine Thousand Six Hundred Seventy-One Dollars ($689,671.00), with interest thereon as set forth herein.

INTEREST:

(a)                Interest.  The outstanding principal balance of this Note shall bear interest (computed on the basis of a 360-day year, actual days elapsed) at a rate per annum one half of one percent (0.50%) below the Prime Rate in effect from time to time.  The term "Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.  Each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within Bank.

(b)               Payment of Interest.  Interest accrued on this Note shall be payable on the first day of each month, commencing January 1, 2011.

(c)                Default Interest.  The outstanding principal balance of this Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to four percent (4%) above the rate of interest from time to time applicable to this Note during each of the following periods:  (i) upon the occurrence and during the continuation of any Event of Default, (ii) from and after the maturity date of this Note, and (iii) from the date all principal owing hereunder becomes due and payable by acceleration or otherwise.

REPAYMENT AND PREPAYMENT:

(a)                Repayment.  Principal shall be payable on the first day of each month in installments as set forth on Schedule 1 attached hereto and incorporated herein by this reference, commencing January 1, 2011, and continuing up to and including April 1, 2015, with a final installment consisting of all remaining unpaid principal due and payable in full on May 1, 2015.

(b)               Application of Payments.  Each payment made on this Note shall be credited first, to any interest then due and second, to the outstanding principal balance hereof.

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(c)                Prepayment.  Borrower may prepay principal on this Note at any time, in any amount and without penalty.  All prepayments of principal shall be applied on the most remote principal installment or installments then unpaid.

EVENTS OF DEFAULT:

            This Note is made pursuant to and is subject to the terms and conditions of that certain Amended and Restated Credit Agreement among Borrower and Bank dated as of December [__], 2010, as amended from time to time (the "Credit Agreement").  Any default in the payment or performance of any obligation under this Note, or any defined event of default under the Credit Agreement, shall constitute an "Event of Default" under this Note.

MISCELLANEOUS:

(a)                Remedies.  Upon the occurrence of any Event of Default, the holder of this Note, at the holder's option, may declare all sums of principal and interest outstanding hereunder to be immediately due and payable without presentment, demand, notice of nonperformance, notice of protest, protest or notice of dishonor, all of which are expressly waived by Borrower.  Borrower shall pay to the holder immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of the holder's in-house counsel), expended or incurred by the holder in connection with the enforcement of the holder's rights and/or the collection of any amounts which become due to the holder under this Note, and the prosecution or defense of any action in any way related to this Note, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

(b)               Amended and Restated Term Note.  This Note is issued in replacement of and in substitution for, but not in repayment of, the Term Note of Good Times Restaurants Inc., dated as of April 18, 2007, payable to the order of Bank in the original principal amount of $1,100,000, and is issued pursuant to, and is subject to, the Credit Agreement, which provides, among other things, for acceleration hereof.  This Note is the Term Note referred to in the Credit Agreement.

(c)                Obligations Joint and Several.  Should more than one person or entity sign this Note as a Borrower, the obligations of each such Borrower shall be joint and several.

(d)               Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of Colorado.

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IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

GOOD TIMES RESTAURANTS INC. By: /s/ Boyd E. Hoback Name: Boyd E. Hoback Title: President	GOOD TIMES DRIVE THRU INC. By: /s/ Boyd E. Hoback Name: Boyd E. Hoback Title: President

Signature Page to Amended and Restated Term Note

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SCHEDULE 1

TO

AMENDED AND RESTATED TERM NOTE

Schedule 1-1

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Principal Payment Date	Principal Payment Amount
01/01/11	$10,843.00
02/01/11	$10,843.00
03/01/11	$10,843.00
04/01/11	$10,843.00
05/01/11	$10,843.00
06/01/11	$11,726.00
07/01/11	$11,726.00
08/01/11	$11,726.00
09/01/11	$11,726.00
10/01/11	$11,726.00
11/01/11	$11,726.00
12/01/11	$11,726.00
01/01/12	$11,726.00
02/01/12	$11,726.00
03/01/12	$11,726.00
04/01/12	$11,726.00
05/01/12	$11,726.00
06/01/12	$12,682.00
07/01/12	$12,682.00
08/01/12	$12,682.00
09/01/12	$12,682.00
10/01/12	$12,682.00
11/01/12	$12,682.00
12/01/12	$12,682.00
01/01/13	$12,682.00
02/01/13	$12,682.00
03/01/13	$12,682.00
04/01/13	$12,682.00
05/01/13	$12,682.00
06/01/13	$13,715.00
07/01/13	$13,715.00
08/01/13	$13,715.00
09/01/13	$13,715.00
10/01/13	$13,715.00
11/01/13	$13,715.00
12/01/13	$13,715.00
01/01/14	$13,715.00
02/01/14	$13,715.00
03/01/14	$13,715.00
04/01/14	$13,715.00
05/01/14	$13,715.00
06/01/14	$14,832.00
07/01/14	$14,832.00
08/01/14	$14,832.00
09/01/14	$14,832.00
10/01/14	$14,832.00
11/01/14	$14,832.00
12/01/14	$14,832.00
01/01/15	$14,832.00
02/01/15	$14,832.00
03/01/15	$14,832.00
04/01/15	$14,832.00
05/01/15	Remaining Balance

Schedule 1-2

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